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                                                                    Exhibit 99.1

For Immediate Release

       ERGO SCIENCE ANNOUNCES DECISION FROM FDA ON TYPE 2 DIABETES PRODUCT

Contact:     Lisa V. DeScenza
             Corporate Communications &
             Investor Relations Specialist
             (617) 241-6824 (Direct Line)          ldescenza@ergo.com   (E-Mail)
             (617) 241-8822 (Fax)                 http://www.ergo.com (Web Site)



         BOSTON, November 23, 1998 - Ergo Science Corporation (Nasdaq: ERGO) today announced that it has received a letter from the Division of Metabolic and Endocrine Drug Products at the U.S. Food and Drug Administration (FDA) that its New Drug Application for ERGOSET-Registered Trademark- tablets for the treatment of Type 2 diabetes is not approvable, citing the overall benefit to risk ratio.

         In response to the announcement, Ronald H. Abrahams, Ph.D., Chairman and Chief Executive Officer of Ergo Science stated, "We are disappointed with the letter from the Division and disagree with their position. We continue to believe that the data demonstrate that ERGOSET-Registered Trademark- tablets are safe and effective and, therefore, approvable, in accordance with FDA regulations and our previous understandings with the Division. During the next several weeks, we will be evaluating our options with respect to the letter from the Division, including the possibility of appealing the letter within the Center for Drug Evaluation and Research."

         At September 30, 1998, Ergo Science reported $37M in cash, cash equivalents and short-term investments.

Ergo Science Background

         Ergo Science Corporation is a biopharmaceutical company developing novel treatments for metabolic and immune system disorders.


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         This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) there can be no assurance that ERGOSET-Registered Trademark-tablets will receive approval from FDA or that Ergo Science will be able to submit clinical trial results in the future that will produce an approval by the FDA of ERGOSET-Registered Trademark- tablets, (2) there can be no assurance that Ergo Science will have sufficient capital to complete any additional trials undertaken, (3) data obtained from clinical trials are subject to varying interpretations, and there can be no assurance that the FDA (or an FDA panel of experts) will agree with Ergo Science's assessment of future clinical trial results, (4) uncertainty related to the scientific development of a new medical therapy, (5) competition in the anti-diabetic and anti-obesity markets is intense; other products have been

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recently approved for these indications and other companies are developing competing products, (6) the need for additional funding, (7) there can be no assurance that Ergo Science's formulation of bromocriptine mesylate, if approved for commercial marketing, will be successful in the marketplace, or that Ergo Science will receive any profits from its sale, (8) if approved for commercial marketing, Johnson & Johnson, and not Ergo Science, is responsible for manufacturing and the timing and implementation of marketing Ergo Science's formulation of bromocriptine mesylate (9) there can be no assurance that Ergo Science will achieve any of the objectives required for milestone payments by Johnson & Johnson, (10) Johnson & Johnson has the right to terminate the collaboration at any time subject to the possibility of paying penalties in certain circumstances, and (11) the uncertainty relating to patent protection in the pharmaceutical and biotechnology industries. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 1997 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.

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